UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2010

CARBON GREEN INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333 -136027
(Commission File Number)

20-4126700
(IRS Employer Identification No.)

Vysoka 26, Bratislava 81106, Slovak Republic
(Address of principal executive offices and Zip Code)

421.2.5292.6300
Registrant's telephone number, including area code

421 9th Street, Manhattan Beach, CA 90266
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Cautionary Statement Concerning Forward-Looking Information

This current Form 8-K contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: a continued downturn in international economic conditions; any adverse occurrence with respect to the patented technology we license; the inability of our tire pyrolysis plant to commence commercial production in the second quarter of 2010; our ability to bring new products to market; market demand for our products; shifts in industry capacity; product development or other initiatives by our competitors; fluctuations in the availability and cost of materials required to produce our products; delays in the implementation of our projects and disputes regarding the performance of our services; potential negative financial impact from claims, lawsuits and other legal proceedings or challenges; and other factors beyond our control.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this current report on Form 8-K, the terms “we”, “us” and “our” mean Carbon Green Inc. and its direct and indirect wholly-owned subsidiaries, Greenwood Commerce Ltd., CBp Carbon Green (Ontario) Inc., CBp Cyprus Limited and Colane Enterprises Limited. All dollar amounts refer to United States dollars unless otherwise indicated.

Item 1.01 Entry into a Material Definitive Agreement

The disclosure under Item 2.01 of this current report on Form 8-K is responsive to this item and is hereby incorporated by reference.

Item 2.01 Completion of Acquisition of Assets

On November 30, 2009, we entered into a share purchase agreement with CBp Carbon Industries, Inc. and its wholly-owned subsidiary, Greenwood Commerce Ltd. The closing of the agreement occurred on January 15, 2010. Pursuant to the terms of the share purchase agreement, we acquired all of the issued and outstanding common shares of Greenwood Commerce from CBp Carbon Industries in exchange for the issuance by our company to CBp Carbon Industries of 33,346,262 shares of our common stock on the basis of one share of our common stock for each four issued and outstanding common shares of CBp Carbon Industries, and 1,056,041 share purchase warrants on the basis of one share purchase warrant for each four outstanding share purchase warrants of CBp Carbon Industries. 868,541 of the warrants entitle the holder thereof to purchase one share of our common stock at an exercise price of $2.50 per share until January 15, 2013 and 187,500 of the warrants entitle the holder thereof to purchase one share of our common stock at an exercise price of $2.00 per share until January 15, 2013.

The share purchase agreement also provides for: (i) the issuance, within 90 days of closing, to John Novak of 10,000,000 shares of Class “A” preferred stock with 100 votes per share, convertible into common shares at a ratio of 50,000 Class “A” preferred shares for 50,000 common shares for each $1,000,000 of before tax profit; and (ii) the issuance to new management of an aggregate of 10,000,000 shares of Class “B” preferred stock convertible into common shares (on a one for one basis), with 10% being convertible for each tire pyrolysis plant entering commercial production. Neither the Class “A” or “B” preferred shares will participate in dividends or assets in the event of a wind-up. As of January 22, 2010, we had not amended our articles of incorporation to authorize any shares of preferred stock.

Prior to the closing of the agreement, all of the assets of CBp Carbon Industries were transferred to Greenwood Commerce in exchange for the issuance by Greenwood Commerce to CBp Carbon Industries of common shares of Greenwood. As a result, Greenwood acquired the worldwide exclusive ownership rights to, among other things, a protected proprietary technology that converts the by-products of tire pyrolysis (heating in the absence of oxygen) into: (i) recovered steel; (ii) a #2 diesel equivalent oil, which can also be employed to generate green electricity in many countries; (iii) a patented nano-particle compound known as Carbon Green™ that is a tire industry-tested and accepted competitive substitute for commercial carbon black; and (iv) a clean-burning gas that can be used to provide power to Greenwood’s processing plants.

The securities of our company issued to CBp Carbon Industries under the share purchase agreement have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and were issued in reliance upon an exemption from registration under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

We have determined to treat the acquisition of Greenwood as a reverse acquisition for accounting purposes and, as such, we have experienced a deemed year end change and will go forward using Greenwood’s year end of June 30. As a result, our next Form 10-Q filing will be for the three and nine months ended March 31, 2010 and subsequent filings will be based on a June 30 fiscal year end. We intend to file an amended current report on Form 8-K within 71 days plus four business days from the filing of this current report that will include audited annual financial statements and reviewed interim financial statements of Greenwood for the three and six months ended December 31, 2009, together with a management’s discussion and analysis section describing same.

BUSINESS

Corporate Overview

Our principal executive office is located at Vysoka 26, Bratislava 81106, Slovak Republic and our principal administrative office is located at 3208 – 610 Granville Street, Vancouver, British Columbia, Canada, V6C 3T3. Our telephone number in Bratislava is +421-2-5292-6300 and our telephone number in Vancouver is 604-568-0180. Our common stock is quoted on the OTC Bulletin Board under the symbol “CGNI”.

General Development of the Business

We were incorporated under the laws of the State of Nevada on January 16, 2006, and commenced operations in March of 2006. Through our wholly-owned subsidiary, True Health Studio, our business plan was to develop a store-in-store concept utilizing professional “alternative” health care providers who required equipment and space, as well as a flexible practicing experience. However, as we had no tenants in our rental facility as of the time immediately prior to the entry into the share purchase agreement and had no sources of revenue from our business plan, we determined to seek out a new business opportunity to increase value for our shareholders.

On November 4, 2009, we completed a merger with our subsidiary, Carbon Green Inc., a Nevada corporation. As a result, we changed our name from “Neema, Inc.” to “Carbon Green Inc.” We changed the name of our company to better reflect the direction and business of our company. We adopted amended and restated bylaws on January 12, 2010. A copy of our current bylaws is included as Exhibit 3.4 to this current report on Form 8-K.

On November 4, 2009, we effected a twelve (12) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.001 to 300,000,000 shares of common stock with a par value of $0.001.

Greenwood Commerce Ltd.

Greenwood Commerce Ltd. was incorporated under the laws of the British Virgin Island on September 21, 2005 under the BVI Business Companies Act, 2004. It was established to acquire and commercialize a technology used for converting scrap automotive tires into reusable components and producing a commercial substitute for carbon black, a primary commodity for the rubber and plastics industries. The registered office of Greenwood is located at Drake Chambers, PO Box 3321, Road Town, Tortola, British Virgin Islands.

Greenwood Commerce Ltd. presently has three wholly-owned subsidiaries, being CBp Carbon Green (Ontario) Inc., a federal Canadian company, CBp Cyprus Limited, a Cyprus company, and Colane Enterprises Limited, a Cyprus company.

On November 8, 2005, Greenwood acquired all of the outstanding shares of Environmental Solutions SRO in exchange for payment of $2,500,000, the issuance of 10,000,000 common shares of Greenwood’s former parent company, CBp Carbon Industries, Inc. at a deemed price of $0.10 per share and the issuance of 10,000,000 series “A” preferred shares (having 100 votes per share) of CBp Carbon Industries at a deemed price of $0.01 per share.

Upon receipt of the $2,500,000 payment, the vendor was required to pay all outstanding liabilities of Environmental Solutions SRO. From 2005 to 2008, Greenwood constructed an experimental pilot plant in Csongrad, Hungary, where it achieved most of its technical development. Beginning in 2008, Greenwood developed an 8000 tonne per annum commercial processing plant in Cyprus which is slated to enter continuous commercial product at the beginning of the second quarter of 2010. During this approximate five year period of development and research, CBp Carbon Industries, Inc raised (primarily in Europe), and invested in its development and plant construction, approximately $75 million.

On May 15, 2006, Greenwood, through its wholly-owned subsidiary, CBp Carbon Hungary Kft, acquired the assets and liabilities of Energum Waste Recycling Kft, a scrap tire recycling plant in Hungary. The purchase price included €800,000 and the issuance of 400,000 common shares of CBp Carbon Industries, Inc. to the shareholders of Energum Waste Recycling.

On June 30, 2007, Greenwood signed an agreement with Padma Marketing Ltd., a related party by virtue of common ownership, to sell its right, title and interest in CBp Carbon Hungary, including its equity interest in Energum Waste Recycling Kft and Zolzsden Kft, in consideration of €100,000.

On March 31, 2008, CBp Cyprus Limited entered into an agreement with the sole shareholder of Colane Enterprises Limited whereby CBp Cyprus acquired all of the outstanding shares of Colane Enterprises in exchange for cash consideration of €2,802,106.

On December 2, 2009, Greenwood entered into an agreement with CBp Carbon Industries, Inc. whereby it purchased all of the assets (including patents) of CBp Carbon Industries in exchange for the issuance of 10,000 shares of Greenwood, all of Greenwood’s equity in, and loans to, Environmental Solutions SRO, and all of Greenwood’s interest in loans and non-equity interests in Energum KFT and CBp Carbon Hungary KFT.

Description of Business

Principal Product

Our current business plan is to focus on the continued development of our process for recycling used tires into high-grade steel, oil (which is intended to be converted to electric generation in many jurisdictions), off-gases and a carbon black substitute known as Carbon Green™. We are nearing completion of an 8000 tonnes per annum pyrolysis tire processing plant in Cyprus, with commercial operations slated to commence at the beginning of the second quarter of 2010 We have a patent pending for Carbon Green™ and it is our most important output product. Carbon Green™ is developed through a process that recycles 100% of a used tire and converts it into valuable end products. Our technology separates tires into their component parts and post-processes the outputs. Four Patent Cooperation Treaty applications have been filed for our tire recycling process and technology, and corresponding national applications have been filed in Taiwan and Argentina. We have successfully completed the construction and commissioning of our first commercial factory in Cyprus, a European Union country, capable of processing over 8,000 tonnes of end-of-life tires per year.

Carbon black is a virtually pure elemental carbon in the form of colloidal particles that are produced by incomplete combustion or thermal decomposition of gaseous or liquid hydrocarbons under controlled conditions. Its physical appearance is that of a black, fine powder. Carbon black is one of the top 50 industrial chemicals manufactured worldwide, based on annual tonnage. Approximately 18 billion pounds, or 8.1 million metric tonnes, are produced each year. In value terms, the world market for carbon black is expected to be $9.9 billion in 2009, with Asia representing the largest share.

There are several grades of carbon black quality. The grades have classification codes ranging from N110, which is the highest quality grade and most expensive, to N774, which is the lowest quality grade and least expensive. The highest-priced grades are used in the tire treads of trucks, high-speed tire treads and off-road vehicles, whereas the lower grades are used in tire inner liners, auto parts, agriculture tire treads, mining tire treads, other low speed tires and sidewalls of all types of tires.

Carbon Green™ is a substitute for all applications of carbon black from grades N774 to N660, the most common grades of carbon black used in the manufacture of tires. These grades sell in the range of US$800 per tonne for N774 and US$1000 per tonne for N660.

Recycling Process

Our tire recycling process is a pyrolysis process. Pyrolysis is the transformation of a substance into one or more other substances by heat alone without oxidation.

In the first step in our process, shredded tires are brought into our pyrolysis reactor and heated in a controlled environment. The rubber liquefies and breaks down. The volatile compounds evaporate and are collected and condensed to oil in the condenser and the remaining off-gases are used as energy for the reactor. The pyrolysis residue, or char, is further refined. The hot residue is cooled to ambient temperatures in a cooling bed under controlled gaseous conditions. After being filtered for steel, the remaining char is converted to nano-size particles. These particles are processed to obtain Carbon Green™. The process is very clean as all of the processes are executed in a controlled environment in the absence of air.

The pyrolysis process is old and well understood, but until our recent technological breakthrough, the carbon black obtained did not meet tire industry standards. Through years of development and testing, we have resolved these issues, effectively being the first to use this process for tire recycling pyrolysis.

Status of Publicly Announced New Product

Prior to the closing of the share purchase agreement with Greenwood Commerce and CBp Carbon Industries, Inc., we announced that CBp Carbon (whose assets related to our business were assigned to Greenwood prior to the closing of the share purchase agreement) had recently completed construction on its first commercial scale plant, a commercial tire pyrolysis plant. Operations have commenced and we expect that the plant will enter continuous commercial operations in the beginning of the second quarter of 2010. We estimate that the processing capacity of this plant will be approximately 8,000 tonnes of waste tires per year.

Competitive Business Conditions and our Position in the Industry

Carbon black producers are competitors of our company with respect to our Carbon Green™ product. The three largest suppliers of carbon black have 45% of the market share globally, and the ten largest suppliers account for 71% of the market share, thus making this industry fairly concentrated. The trend is towards further consolidation of companies in our area.

Due to the low cost of our process, we are able to produce Carbon Green™ at a lower cost than virgin producers and thus believe that we will be competitive in the industry.

Sources and Availability of Raw Materials

The European Commission has implemented standards to reduce the negative environmental effects of the land filling of waste, including the disposal of tires. One of the relevant instruments the European Commission uses to achieve this objective is Council Directive 99/31/EC of 26 April 1999 on the landfill of waste. The Council Directive has been implemented by all European Union countries. The Council Directive includes a ban on scrap tires being disposed of in land fills. Countries have to provide for effective regulation and enforcement of the ban. This includes having in place a system for the management of scrap tires. In addition, United States Courts have recently ruled that burning of waste tires for fuel must be declared as creating hazardous and toxic material.

Scrap tires are our raw material. Because of these changes to applicable laws, we can obtain them at no cost or actually be paid to take them. Furthermore, in 2006, we were recognized by the European Union (after research conducted by the German and French Rubber Institutes for the EU) as being the only technology which meets the EU’s tire recycling objectives, as recognized under the European Union Cooperative Research Recycle Tire (CART) project.

Patents

We have four Patent Cooperation Treaty patent applications filed and corresponding national applications have been filed in Taiwan and Argentina for our tire pyrolysis and carbon char upgrading processes. The following is a list of our patent applications:

File Number	International Patent App. No.
CBp-00005PCA	PCT/US2008/011613
CBp-10005-AR (Argentina)	P080104407
CBp-10008-TW (Taiwan)	97138076
CBp-00009PCA	PCT/US2008/02562
CBp-100009-AR (Argentina)	P080104901
CBp-100009-TW (Taiwan)	97143161
CBp-00011PCA	PCT/US2008/011616
CBp-100008-TW (Taiwan)	97138976
CBp-00009PCA	PCT/US2008/012562
CBp-10009-AR (Argentina)	P080104901
CBp-10009-AR (Taiwan)	97143161
CBp-00011PCA	PCT/US2008/011616
CBp-10011-AR (Argentina)	P080104427
CBp-10011-TW (Taiwan)	97138977

Trademarks

We have trademarked the name of our carbon black substitute, Carbon Green™, in all the countries of North America and the European Union.

Government Approval

As with any materials processing plant, our pyrolysis plants require industrial zoning and environmental permitting.

Effect of Existing or Probable Governmental Regulations on Business

The increase and increased strictness of environmental regulations and reduction of the allowable and available uses for waste tires and its products (such as crumb and tire derived fuel) we believe improves our business advantage.

Compliance with Environmental Laws

We have been reported on and examined under European environmental standards and meet all EU requirements for emissions, effluents and other environmental factors. We have begun the process of examining North American environmental issues and expect to be able to meet North American standards without the requirement to change our processes or plant design.

Employees

We have 35 employees at our Cyprus plant and 6 employees at our Bratislava headquarters and Vancouver administrative offices.

Research and Development

We have spent approximately €20 million on our Cyprus plant, of which approximately €2 million is considered to be research expenditures.

RISK FACTORS

Risks Related to our Business

We may experience delays in resolving unexpected technical issues experienced in completing development of new technology that will increase development costs and postpone anticipated sales and revenues.

As we develop and improve our products, we frequently must solve chemical, manufacturing and/or equipment-related issues. Some of these issues are ones that we cannot anticipate because the products we are developing are new. If we must revise existing manufacturing processes or order specialized equipment to address a particular issue, we may not meet our projected timetable for bringing products to market. Such delays may interfere with existing manufacturing schedules, negatively affect revenues and increase our cost of operations.

We are subject to governmental regulations, including environmental and health and safety regulations.

Our business operations are subject to a variety of national, state and local laws and regulations, many of which deal with the environment and health and safety issues. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, material future expenditures may be necessary if compliance standards change or material unknown conditions that require remediation are discovered. If we fail to comply with present and future environmental and worker health and safety laws and regulations, we could be subject to future liabilities or interruptions in our operations, which could have a material adverse affect on our business.

Our business depends on the protection of our patents and other intellectual property and may suffer if we are unable to adequately protect such intellectual property.

Our success and ability to compete are substantially dependent upon our intellectual property. We rely on patent, trademark and copyright laws, trade secret protection and confidentiality or license agreements with our employees, strategic partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate. There are events that are outside of our control that pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in every country in which we license our technology or our products are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business and our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us.

We have several patent applications pending relating to certain aspects of our technology and we may seek further patents on future innovations. Our ability to either develop our products or license our technology is substantially dependent on the validity and enforcement of these patents pending. We cannot guarantee that our patents will not be invalidated, circumvented or challenged, that patents will be issued for our patents pending, that the rights granted under the patents will provide us competitive advantages or that our current and future patent applications will be granted.

Third parties may invalidate our patents.

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by or licensed to us based on, among other things:

  subsequently discovered prior art;

  lack of entitlement to the priority of an earlier, related application; or

  failure to comply with the written description, best mode, enablement or other applicable requirements.

Patent law often requires that a patent must disclose the “best mode” of creating and using the invention covered by a patent. If the inventor of a patent knows of a better way, or “best mode”, to create the invention and fails to disclose it, that failure could result in the loss of patent rights. If a third party is successful in challenging the validity of our patents, our inability to enforce our intellectual property rights could seriously harm our business.

We may be liable for infringing the intellectual property rights of others.

Our products and technologies may be the subject of claims of intellectual property infringement in the future. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle, could divert resources and attention and could require us to obtain a license to use the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot defend such claims or obtain necessary licenses on reasonable terms, we may be precluded from offering most or all of our products or services and our business and results of operations will be adversely affected.

The markets in which we intend to sell our products are highly competitive.

The markets in which we intend to sell our products are highly competitive on a global basis, with a number of companies having significantly greater resources and market share than us. Because of greater resources, many of our competitors may be able to adapt more quickly to changes in the markets we have targeted or devote greater resources to the development and sale of new products. The products we have developed have not obtained broad market acceptance and rely on our emerging technology. To improve our competitive position, we will need to make significant ongoing investments in manufacturing, marketing, sales, research and development and intellectual property protection. We do not know if we will have sufficient resources to continue to make such investments or if we will maintain or improve our competitive position within the markets we serve.

We have a limited operating history, and it is difficult to evaluate our financial performance and prospects. There is no assurance that we will achieve profitability or that we will not discover problems with our business model.

We have a limited operating history. As such, it is difficult to evaluate our future prospects and performance, and therefore we cannot ensure that we will operate profitably in the future.

A renewal of the general downturn in the global economy could have an adverse impact on our business, operating results or financial position.

We have recently experienced a general downturn in the global economy. A renewal or worsening of these conditions, including credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial position in a number of ways. We may experience declines in revenues and cash flows as a result of reduced orders, payment delays or other factors caused by the economic problems of our customers and prospective customers. We may experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and customers. We may incur increased costs or experience difficulty with about ability to borrow in the future or otherwise with financing our operating, investing or financing activities. Any of these potential problems could hinder our efforts to increase our sales and might, if severe and extensive enough, cause our sales to decline, jeopardizing our ability to operate.

We have limited funds available for operating expenses. If we do not obtain funds when needed, we will have to cease our operations.

Currently, we have limited operating capital. In the foreseeable future, we expect to incur significant expenses when developing our business. We may be unable to locate sources of capital or may find that capital is not available on terms that are acceptable to us to fund our additional expenses. There is the possibility that we will run out of funds, and this may affect our operations and thus our profitability. If we cannot obtain funds when needed, we may have to cease our operations.

We may have to pay for future environmental damage caused by our manufacturing process.

As we handle various hazardous chemicals in our manufacturing process, the nature of our business may expose us to risks of causing or being deemed to have caused environmental or other damages, such as the potential for harmful substances escaping into the environment and causing damages or injuries. We devote resources to ensure that our operations are conducted in a manner that minimizes such risks. To date, no governmental authority has required us to pay any material fines or remediation expenses in connection with any alleged violation of environmental regulations. However, there can be no assurance that future environmental damages will not occur or that environmental damages due to prior or present practices will not result in future liabilities.

We may be subject to additional environmental regulation.

We are subject to environmental regulation by federal, provincial, state and local authorities. While we believe that we are in substantial compliance with all material government requirements relating to environmental controls on our operations, changes in such government laws and regulations are ongoing and may make environmental compliance increasingly expensive. We are not able to predict future costs which may be incurred to meet environmental obligations.

Establishing and expanding international operations requires significant management attention.

We intend to expand our operations internationally, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results. Expanding internationally may expose us to legal uncertainties, new regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers, difficulties in managing operations across disparate geographic areas, foreign currency fluctuations, and potential disruptions in sales or manufacturing. We may also face challenges in protecting our intellectual property or avoiding infringement of others’ rights, and in complying with potentially uncertain or adverse tax laws.

We may encounter difficulties in managing our growth, which could adversely affect our results of operations.

Our continued growth will place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, our business, results of operations or financial condition may be materially and adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement these required improvements.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our new management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our new management team, which has some experience operating a U.S. public company, will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act are complex, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of a public company’s internal control over financial reporting, and attestation of this assessment by the public company’s independent registered public accountants. We believe that the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We may be unable to enforce our legal rights in certain circumstances.

In the event of a dispute arising at or in respect of our current or any future foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or other jurisdictions. We may also be hindered or prevented from enforcing our rights with respect to a governmental entity or instrumentality because of the doctrine of sovereign immunity.

We depend on our key personnel, the loss of whom would adversely affect our operations. If we fail to attract and retain the talent required for our business, our business will be materially harmed.

We are a small company with approximately 41 full-time employees as of December 31, 2009, and we depend to a great extent on the principal members of our management. If we lose the services of any key personnel, in particular, Mr. John Novak, our President and CEO, it could significantly impede the achievement of our objectives. In addition, recruiting and retaining qualified personnel will be critical to our success. We may not be able to retain existing personnel or attract and retain qualified staff in the future. If we fail to hire and retain personnel in key positions, we may be unable to achieve our corporate objectives in a timely manner.

Because most of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgments and civil liabilities against our officers, directors, experts and agents.

Most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside of the United States. As a result, it may be difficult for investors to enforce any judgments obtained against our officers or directors within the United States, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Risk Relating to Our Stock

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 300,000,000 shares of common stock, of which 69,955,886 shares are issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-

dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Trends, Risks and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

Plan of Operation

Growth

The speed of development is key to the success of our company. We believe that there is a great opportunity to monetize our technology and to capture the value from this competitive advantage by rapidly developing our full-scale plants. This is why we are pursuing an aggressive growth strategy. We are starting to rollout in Canada, Europe, and the US and we anticipate that we can establish a footprint of 17 plants by 2015. In addition to building plants, we anticipate that we can market our intellectual property to up to 24 licensed operators. We believe that this will strategically position us globally to be a dominant player in the production of a carbon black substitute in all major markets.

Our operations are easily scalable due to the turnkey plant construction approach we are developing with the cooperation of world leading industrial plant manufacturing engineering specialists such as, SNC Lavalin. We expect to roll-out in 2 phases:

Phase I: Europe, North America

Phase I of the roll-out plan is aimed at expansion in North America, Germany and the United Kingdom. We already have one commercial plant in Cyprus, capable of processing 8,000 tonnes (800,000 tires) per year. We have commenced site negotiations for a 45,000 tonne per annum plant in Ontario which we anticipate will commence production in the first quarter of 2011. We are also in advanced discussions with potential partners and Government representatives in the United States to locate plants with the likely first States being Illinois, California, Texas and New Mexico.

Phase II: Expansion in EMEA Region

We expect that Phase II, starting in 2011, will focus on the development of plants throughout the European Union, Middle East and Africa, known as the EMEA region. We anticipate that development in the EMEA region will be primarily through licensing and joint venture relationships.

Marketing Strategy

Our marketing strategy will focus on developing key relationships with governments and industry stakeholders who are focused on effecting environment change and implementing solutions. Our secondary stakeholders include employees, local communities, environmental groups and news media.

Using a mixture of internal and external communications tools such as press releases, advertorials, corporate website, newsletters, advertising, public relations events, community events and face-to-face meetings, we expect to build and strengthen our brand, promote our various projects, and engage and support the communities in which we operates.

Our marketing message and vision is focuses on sustainability, as we offer a solution that can benefit the planet and allow existing industries to remain profitable.

Potential Additional Sources of Revenue

Oil

The pyrolysis process produces an oil that is a mixture of heavy fractions, has properties similar to diesel and a Btu content similar to that of heating oil. Generally, we intend to employ the oil in diesel generators to generate electricity as in many jurisdictions, particularly in the EU, we have been advised that we will receive special rates (often called green energy rates). Other off-takers of the oil are expected to be power producers, refineries, or large industrials that could use these oils in their process. In Cyprus, we will sell our oil to the local cement factory for its energy needs. We also intend to engage research to permit us to convert our oil to carbon black.

Green Power

The oil we produce can be used to generate electricity and heat. The heat will be used in the pyrolysis process and other processes within our plant, including the production of electricity. Excess electricity may be able to be sold to the grid as ‘green power’ in some countries. In many countries in Europe, green power typically generates a premium on top of wholesale prices. In Canada, Feed-in Tariff (or “FIT”) programs are becoming more common. FIT programs are designed to support the market development of renewable energy technologies. FIT programs put a legal obligation on utilities and energy companies to purchase electricity from renewable energy producers at a favourable price per unit. The amount paid differs depending upon the source as well as the size. We believe that the generation of electricity utilizing the oil produced by our pyrolysis process will receive certification in some jurisdictions as a green source of electrical power generation and may benefit from FIT programs.

Steel

Tires have a metal bead wire at the inner ring of the tire, as well as metal threads that reinforce the tire tread. A scrap tire consists of 12% metal and our pyrolysis process fully recovers the metal in an efficient way by generating scrap steel. Scrap steel is used in the production process for new steel. As steel demand has grown over the last few years, the demand for scrap steel has been equally strong. The scrap steel that is derived from the Carbon Green™ process is a valuable premium form of scrap steel. We estimate that sustained price levels for the coming years are around $350/tonne for our scrap steel.

Environmental Grants and Subsidies

We provide an economically efficient and environmentally friendly solution for the global scrap tire problem. We believe this makes us an attractive partner for governments that have to deal with historic stockpiles of scrapped tires and continuing disposal issues. For this reason, we have been eligible for government grants when we have established in a country. Further, we anticipate that we will be able to gain significant subsidies on producing power. We expect that European governments will be eager to participate in our establishment in their regions as no other viable solution is currently available for the car tire disposal obligations they are facing under European Union legislation.

PROPERTIES

Our first commercial scale tire pyrolysis plant has been built in Cyprus. The Cyprus plant, a new generation commercial plant , is now fully operational with estimated production of 8,000 tonnes of waste tires per year (approximately 800,000 tires). We own the land, building and plant on which the plant is located, fully and without debt. We maintain an executive office in Bratislava and an administrative office in Vancouver, Canada. We believe our properties are suitable for our needs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of January 22, 2010, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
John Novak Chief Executive Officer and Director Trebazinas 30-A Voula, Greece 16561	17,280,000 (3)	24.7%
Peter Jensen Director 4656 Hoskins Road North Vancouver, BC Canada	1,038,000 (4)	1.5%
Adi Muljo Director P.O. Box 38 Riderwood, MD 21139-0038	600,000	*
Ken Lee Vice President - Finance, Secretary and Director 1850 - 1066 West Hastings Street Vancouver, BC, Canada	1,260,000 (5)	1.8%
J. David Brow President, Chief Financial Officer and Director 4219 th Street Manhattan Beach, CA, 90226	84,000 (6)	*
All Officers, Directors and persons owning more than 5% as a Group (5 persons)	20,262,000	29.0%

*	Less than 1%
(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on January 22, 2010.

(2)	Based on 69,955,886 shares of our common stock issued and outstanding as of January 22, 2010.
(3)	These shares are registered in the name of Thunderlight International Ltd., a company beneficially owned by Mr. Novak.
(4)

838,000 of these shares are registered directly to Mr. Jensen and 200,000 of these shares are registered in the name of the Peter K. Jensen Family Trust, a trust which Mr. Jensen exercises control and direction over.

(5)	These shares are registered in the name of the Ken Lee Family Trust, a trust which Mr. Lee exercises control and direction over.

(6)

Mr. Brow has agreed to resign as director of our company as of January 23, 2010, being the 10th day following the filing with the Securities and Exchange Commission and the mailing to our shareholders of our information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, with respect to the change of directors in connection with the closing of the share purchase agreement.

The share purchase agreement with CBp Carbon Industries, Inc. also provides for: (i) the issuance, within 90 days of closing, to John Novak of 10,000,000 shares of Class “A” preferred stock with 100 votes per share, convertible into common shares at a ratio of 50,000 Class “A” preferred shares for 50,000 common shares for each $1,000,000 of before tax profit; and (ii) the issuance to new management of an aggregate of 10,000,000 shares of Class “B” preferred stock convertible into common shares (on a one for one basis), with 10% being convertible for each tire pyrolysis plant entering commercial production. Neither the Class “A” or “B” preferred shares will participate in dividends or assets in the event of a wind-up. As of January 22, 2010, we had not amended our articles of incorporation to authorize any shares of preferred stock.

Change in Control

Effective September 10, 2008, J. David Brow was appointed as a director of our company and effective September 11, 2008, Nigel Liang, our former president, chief executive officer and director, Audra Yap, our former chief financial officer, treasurer and director, Nicholas Wu, our former director, and Eugene Liang, our former director, resigned from our company and Mr. Brow was appointed as president, chief executive officer, chief financial officer, secretary and treasurer.

At September 11, 2008, we owed an aggregate amount of $11,478 to our independent registered public accounting firm. Nigel Liang, Audra Yap and Nicholas Wu agreed to pay this debt on behalf of our company as an additional capital contribution prior to their resignations, but did not fulfill this capital contribution obligation until December 12, 2008. On September 11, 2008, J. David Brow, in consideration of an aggregate amount of $18,500, agreed to purchase an aggregate of 12,000,000 shares (1,000,000 pre-split shares) of our outstanding common stock, representing 45.35% of shares of our outstanding common stock at the time, from Mr. Liang (400,000 pre-split shares), Ms. Yap (200,000 pre-split shares) and Mr. Wu (400,000 pre-split shares). On December 12, 2008, Mr. Brow and Mr. Liang, Ms. Yap and Mr. Wu amended this agreement to reduce Mr. Brow’s purchase consideration for these 12,000,000 shares to $11,478, which amount was paid by Mr. Brow directly to our independent registered public accounting firm in satisfaction of the debt owed by our company to our independent registered public accounting firm and Mr. Liang, Ms. Yap and Mr. Wu’s capital contribution obligation to our company.

In accordance with the terms of the share purchase agreement, there will be a change in the majority of our directors upon completion of the share purchase agreement. In addition, pursuant to the terms of the share purchase agreement, on January 15, 2010, 11,916,000 restricted shares of our common stock that were held by J. David Brow, our former president, were cancelled and returned to treasury. On the same date, we issued 33,346,262 shares of our common stock to CBp Carbon Industries as partial consideration for the acquisition of all of the issued and outstanding shares of Greenwood Commerce. As of the date hereof, CBp Carbon Industries owns 47.7% of the issued and outstanding shares of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals serve as the directors and executive officers of our company. All directors of our company hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Name	Position Held with Our Company	Age	Date First Elected or Appointed
John T. Novak	President, Chief Executive Officer and Director	49	December 9, 2009(1)
Adi Muljo	Director	66	(2)
Kenneth Lee	Secretary, Vice-President, Finance, Director	60	January 15, 2010(3)
Peter K. Jensen	Director	58	(2)
J. David Brow	Director	44	September 10, 2008(4)

(1)

Mr. Novak was appointed as our chief executive officer on December 9, 2009 and as our president on January 15, 2010. It is expected that he will be appointed to our board of directors on January 23, 2010, being the 10th day following the filing with the Securities and Exchange Commission and the mailing to our shareholders of our information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, with respect to the change of directors in connection with the closing of the share purchase agreement.

(2)

Messrs. Muljo and Jensen are expected to be appointed to our board of directors on January 23, 2010, being the 10th day following the filing with the Securities and Exchange Commission and the mailing to our shareholders of our information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, with respect to the change of directors in connection with the closing of the share purchase agreement.

(3)

Mr. Lee was appointed as our secretary on January 15, 2010. It is expected that he will be appointed to our board of directors on January 23, 2010, being the 10th day following the filing with the Securities and Exchange Commission and the mailing to our shareholders of our information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, with respect to the change of directors in connection with the closing of the share purchase agreement.

(4)

Mr. Brow has agreed to resign as director of our company as of January 23, 2010, being the 10th day following the filing with the Securities and Exchange Commission and the mailing to our shareholders of our information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, with respect to the change of directors in connection with the closing of the share purchase agreement.

Business Experience of Proposed Directors

The following is a brief account of the education and business experience of each of the proposed directors and executive officers to be appointed upon the closing of the share purchase agreement during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

John Novak

Mr. Novak has over 22 years of experience as an entrepreneur and businessman. He is a co-founder of CBp Carbon Industries Inc. and served as its managing director, president and chief executive officer from 2004 until December, 2009, where he was responsible for all strategic matters including corporate direction, financial management and governmental relations. For the past 19 years, he has participated in the development of business ventures in Central and Eastern Europe in sectors as diverse as manufacturing, real estate development, name brand product distribution and investment. He served as a Senior Advisor to the Managing Director of Creditanstalt Bank in Austria (now a subsidiary of Bank Austria Group) where he helped create investment strategies in the burgeoning field of privatization during the 1990’s in Eastern Europe. From 2004 until 2006, Mr. Novak served as the President of the Slovak-Canadian Chamber of Commerce, regularly interacting with high level government officials and businessmen in the promotion of new business initiatives.

Ken Lee

Mr. Lee was an owner of and chartered accountant with Jung & Lee, Chartered Accountants from November, 1980 to May, 2009. From May, 2009 to the present, he has been the owner of and a chartered accountant with Ken Lee & Company, Chartered Accountants. Mr. Lee has been a director of CBp Carbon Industries Inc. since 2006. Mr. Lee earned a Bachelor of Commerce (Accounting) from the University of British Columbia in 1973 and he received his chartered accountant designation in 1975.

Peter Jensen

Mr. Jensen has been a lawyer and name partner of the law firm Jensen Lunny MacInnes in Vancouver, British Columbia, Canada since May 2009 and was a lawyer and name partner of Devlin Jensen from 1987 until April 30, 2009. He has been a member of the board of directors of CBp Carbon Industries Inc. since 2006. Mr. Jensen earned both his Bachelor of Science degree and his Bachelor of Laws degree, with a dual degree in common and civil law, in 1980 from McGill University.

Adi Muljo

Mr. Muljo has been the chief financial officer, executive vice president of business development and a director of CBp Carbon Industries Inc. from 2007 until the present and has been president and chief executive officer of CBp Carbon Industries, Inc. since December, 2009. From July 20, 2009 to present, Mr. Muljo has been the director and the chairman and chief executive officer of Brand Neue Corp. (OTCBB: BRNZ). From April 14, 2009 to December, 2009, he was a director and Vice President of Business Development Asia Pacific for Verify Smart Corp. (OTCBB: VSMR). In 2004, Mr. Muljo co-founded The Spice Depot Inc. (Pink Sheets: SDEO) for which he has served as director and the chairman and chief executive officer since 2006. Between 1971 and 1998, Mr. Muljo held various senior executive positions with the Astra Group, a diversified manufacturing conglomerate in Indonesia, including General Manager of its Xerox Division and Managing Director of Inter Delta, Indonesia’s sole distributor for Kodak and Canon products. From 1981 until 1998, he was responsible for the Baltimore, MD office of the Astra Group and was in charge of overseeing the company’s expansion in North America. In 1998, Mr. Muljo founded the Maryland-based AMG Group, which continues to operate today, to promote trade between North America and several Asian and European countries. Mr. Muljo holds a B.A. in Economics (1968) and an MBA in finance (1971), both from the University of Parahvangan in Bandung, Indonesia.

EXECUTIVE COMPENSATION

Employment Contracts

On July 1, 2009, Greenwood entered into a management agreement with John Novak, pursuant to which Mr. Novak agreed to serve as a director, President and Chief Executive Office of Greenwood. In consideration for Mr. Novak’s services, Greenwood agreed to pay Mr. Novak a salary of $40,000 per month, which Mr. Novak has agreed to let accrue until the earlier of the raising by Greenwood of an aggregate of not less than $5,000,000 or March 1, 2010. Greenwood must pay Novak a bonus of $2,000,000 for each plant built employing the company’s technology. The term of the agreement is for a ten year period and the agreement may be terminated every two years or on the occurrence of certain events but in either case a termination fee is payable to Mr. Novak.

On July 1, 2009, Greenwood entered into a management agreement with Ken Lee, pursuant to which Mr. Lee agreed to serve as a director, and Vice President Finance of Greenwood. In consideration for Mr. Lee’s services, Greenwood agreed to pay Mr. Lee a salary of $15,000 per month, which Mr. Lee has agreed to let accrue until the earlier of the raising by Greenwood of an aggregate of not less than $10,000,000 or March 1, 2010. Greenwood must pay Mr. Lee a bonus of $250,000 for each plant built employing the company’s technology. The term of the agreement is for a ten year period and the agreement may be terminated every two years or on the occurrence of certain events but in either case a termination fee is payable to Mr. Lee.

On July 1, 2009, Greenwood entered into a management agreement with Mr. Jensen, pursuant to which Mr. Jensen will serve as a director, and supervising counsel of Greenwood. In consideration for Mr. Jensen’s services, Greenwood agreed to pay Mr. Jensen a salary of $15,000 per month, which Mr. Jensen has agreed to let accrue until the earlier of the raising by Greenwood of an aggregate of not less than $10,000,000 or March 1, 2010. Greenwood must pay Mr. Jensen a bonus of $250,000 for each plant built employing the company’s technology. The term of the agreement is for a ten year period and the agreement may be terminated every two years or on the occurrence of certain events but in either case a termination fee is payable to Mr. Jensen.

On July 1, 2009, Greenwood entered into a management agreement with Mr. Muljo’s consulting company, AMG Group Inc., pursuant to which Mr. Muljo serves as a director, and development manager of Greenwood. In consideration for Mr. Muljo’s’s services, Greenwood agreed to pay AMG Group Inc. $10,000 per month. Greenwood must pay Mr. Muljo a bonus of $100,000 for each plant built employing the company’s technology. The term of the agreement is for a ten year period and the agreement may be terminated every two years or on the occurrence of certain events but in either case a termination fee is payable.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of the directors or executive officers of our company or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Since the beginning of the fiscal year preceding the last fiscal year and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;

(b)	any proposed director of officer of our company;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

Effective September 10, 2008, J. David Brow was appointed as a director of our company and effective September 11, 2008, Nigel Liang, our former president, chief executive officer and director, Audra Yap, our former chief financial officer, treasurer and director, Nicholas Wu, our former director, and Eugene Liang, our former director, resigned from our company and Mr. Brow was appointed as president, chief executive officer, chief financial officer, secretary and treasurer.

At September 11, 2008, we owed an aggregate amount of $11,478 to our independent registered public accounting firm. Nigel Liang, Audra Yap and Nicholas Wu agreed to pay this debt on behalf of our company as an additional capital contribution prior to their resignations, but did not fulfill this capital contribution obligation until December 12, 2008. On September 11, 2008, J. David Brow, in consideration of an aggregate amount of $18,500, agreed to purchase an aggregate of 12,000,000 shares (1,000,000 pre-split shares) of our outstanding common stock, representing 45.35% of shares of our outstanding common stock at the time, from Mr. Liang (400,000 pre-split shares), Ms. Yap (200,000 pre-split shares) and Mr. Wu (400,000 pre-split shares). On December 12, 2008, Mr. Brow and Mr. Liang, Ms. Yap and Mr. Wu amended this agreement to reduce Mr. Brow’s purchase consideration for these 12,000,000 shares to $11,478, which amount was paid by Mr. Brow directly to our independent registered public accounting firm in satisfaction of the debt owed by our company to our independent registered public accounting firm and Mr. Liang, Ms. Yap and Mr. Wu’s capital contribution obligation to our company.

During the six month period ended October 31, 2009, our former officers paid $7,368 in expenses on our behalf. At October 31, 2009, we owed $53,543 (April 30, 2009 - $41,913) to the former officers, which is unsecured, non-interest bearing, and has no specific terms of repayment.

Effective December 9, 2009, subsequent to our entry into the share purchase agreement with CBp Carbon Industries Inc. and Greenwood Commerce Ltd. on November 30, 2009, John Novak was appointed as chief executive officer of the company. Mr. Novak is a director of each CBp Carbon Industries and the sole officer and director of Greenwood Commerce.

In addition to the foregoing, we have entered into management or employment contracts with certain of our directors and officers For a description of the material terms of these contracts, see above under the heading “Employment Contracts”.

Related party transactions are reviewed and approved by our board of directors.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We were initially approved for quotation on the OTC Bulletin Board under the symbol “NEMA”. On November 5, 2009, our trading symbol changed to “CGNI” in connection with a change of our name from “Neema, Inc.” to “Carbon Green Inc.” and with our 12 for 1 forward stock split. The last trade of our common stock on the OTC Bulletin Board took place on January 4, 2010.

The following table shows the high and low reported bid prices per share for our common stock for the last eight quarters. The bid prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commissions and may not represent actual transactions. Investors should not rely on historical prices of our common stock as an indication of its future price performance. The last sale price of our common stock as of January 4, 2010, being the last day a trade in our stock was made, was $2.10 per share.

Quarter Ended	High	Low
October 31, 2009	$0.25	$0.033
July 31, 2009	$0.25	$0.03
April 30, 2009	$0.25	$0.03
January 31, 2009	$0.25	$0.03
October 31, 2008	$0.09	$0.03
July 31, 2008	$0.12	$0.09
April 30, 2008	$0.18	$0.07
January 31, 2008	$0.16	$0.07

Holders of our Common Stock

Our common shares are issued in registered form. The transfer agent and registrar of our common stock is Empire Stock Transfer Inc., located at 1859 Whitney Mesa Dr, Henderson, NV 89014; telephone:702-818-5898; fax: 702-974-1444. As of January 22, 2010, there were 69,955,886 shares of our common stock issued and outstanding, held by 22 shareholders of record.

Dividends

Since our inception, we have not paid dividends on our common stock and do not anticipate paying dividends in the near future. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All of our shares of common stock are entitled to an equal share in any dividends declared and paid.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or
  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance Under Equity Compensation Plans

We adopted an equity compensation plan on November 24, 2009, pursuant to which we are authorized to issue up to 10,000,000 options to purchase shares of our common stock. However, we expect that our option plan will be replaced by a revised plan as a result of the closing of the share purchase agreement.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective November 4, 2009, we effected a forward stock split of the issued and outstanding shares of our common stock on the basis of one old share for 12 new shares. As a result, our current authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share.

Common Stock

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Except as otherwise required by law, or as provided in any resolution adopted by our board of directors with respect to any preferred stock if our articles of incorporation are amended to authorize the issuance of the preferred stock, the holders of our common stock possess all voting power. Generally, when a quorum is present at any meeting of our stockholders, the affirmative vote of the majority of the voting power represented by shares at the meeting and entitled to vote on the subject will constitute action by our stockholders. One-half of the total voting power of the outstanding shares of our Company entitled to vote, represented in person or by proxy will constitute a quorum at any meeting of our stockholders. Our board of directors can change the foregoing voting requirement and the foregoing quorum requirement by changing our bylaws to the extent permitted by applicable laws. In addition, generally, any action required to be taken at a meeting of our stockholders, or any other action which may be taken at a meeting of our stockholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by a majority of our stockholders entitled to vote with respect to the subject matter thereof.

Subject to any preferential rights of any outstanding preferred stock created by our board of directors from time to time if our articles of incorporation are amended to authorize the issuance of the preferred stock, upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors.

Subject to any preferential rights of any outstanding preferred stock created by our board of directors from time to time if our articles of incorporation are amended to authorize the issuance of the preferred stock, the holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that:

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our bylaws provide that:

every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another Company, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 3.02 Unregistered Sales of Equity Securities

On November 4, 2009, we issued 51,468 shares of our common stock to one creditor in settlement of $30,881 owing by us to our creditor. We issued the 51,468 shares to one non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On November 4, 2009, we sold 1,704,000 shares of common stock to five investors for gross proceeds of $17,040 We issued 1,654,000 of the securities to four non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued 50,000 of the securities to one U.S. person pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

On January 12, 2010, we issued 33,346,262 shares of our common stock and 1,056,041 share purchase warrants to one non U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. 868,541 of the warrants entitle the holder thereof to purchase one share of our common stock at an exercise price of $2.50 per share and 187,500 of the warrants entitle the holder thereof to purchase one share of our common stock at an exercise price of $2.00 per share, all until January 15, 2013.

Item 5.01 Changes in Control of Registrant

Pursuant to the terms of the share purchase agreement with CBp Carbon Industries, Inc. and Greenwood Commerce Ltd., on January 15, 2010, 11,916,000 restricted shares of our common stock that were held by J. David Brow, our former president, were cancelled and returned to treasury. On the same date, we issued 33,346,262 shares of our common stock to CBp Carbon Industries as partial consideration for the acquisition of all of the issued and outstanding shares of Greenwood Commerce. As of the date hereof, CBp Carbon Industries owns 47.7% of the issued and outstanding shares of our common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2010, in connection with the closing of the transactions contemplated under the share purchase agreement, J. David Brow resigned as our president, John Novak was appointed president and Ken Lee was appointed Secretary and Vice President, Finance.

In connection with the closing of the share purchase agreement, we agreed to appoint each of John Novak, Ken Lee, Peter Jensen and Adi Muljo to our board of directors. An information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, was filed with the Securities Exchange Commission and mailed to each of our registered shareholders on January 13, 2010. These appointments are expected to take effect as of January 23, 2010. Upon their effectiveness, J. David Brow has agreed to resign as a director of our company.

Descriptions of Messrs. Novak, Lee, Jensen and Muljo's business experience over the previous five years can be found under the heading “Directors, Executive Officers, Promoters and Control Persons”. Descriptions of their respective compensatory arrangements can be found above under the heading “Employment Contracts”.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 12, 2010, our board of directors amended and restated our bylaws. The amendment and restatement of the bylaws was for the purpose of, among other things, removing certain outdated and redundant provisions that existed in our prior bylaws with respect to corporate governance, shareholder and director meeting procedures, and indemnification procedures. The changes to our prior bylaws include: (i) expanding certain provisions with respect to shareholders’ meetings including change of quorum requirements; (ii) amending certain provisions respecting corporate governance and committees, and directors’ meetings; (iii) expanding certain provisions with respect to officers and their duties; (iv) changing certain provisions with respect to share certificates; and (vi) adding certain indemnification provisions.

The above description of our amended bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of our amended and restated bylaws which are attached as Exhibit 3.4 to this current report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

The required financial statements of Greenwood Commerce will be supplied on a Form 8-K within 71 days plus four business days from the date of filing of this current report.

Exhibit Number	Description of Exhibit
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation of the Company (incorporated by reference from our registration statement on Form SB-2 as filed with the Commission on July 25, 2006)
3.2	By-Laws of the Company (incorporated by reference from our registration statement on Form SB-2 as filed with the Commission on July 25, 2006)
3.3	Amendment to the By-Laws of the Company (incorporated by reference from our current report on Form 8-K as filed with the Commission on September 15, 2008)
3.4*	Amended and Restated Bylaws dated January 12, 2010
3.5	Articles of Merger filed with the Secretary of State of Nevada on November 2, 2009 (incorporated by reference from our current report on Form 8-K as filed with the Commission on November 5, 2009)
3.6	Certificate of Change filed with the Secretary of State of Nevada on November 3, 2009 (incorporated by reference from our current report on Form 8-K as filed with the Commission on November 5, 2009)
(10)	Material Contracts
10.1

Share Purchase Agreement dated November 30, 2009 with CBp Carbon Industries, Inc. and Greenwood Commerce Ltd. (incorporated by reference from our current report on Form 8-K as filed with the Commission on December 2, 2009)

10.2	Shares for Debt Agreement with A Mare Usque ad Mare Ltd. (incorporated by reference from our current report on Form 8-K as filed with the Commission on November 10, 2009)
10.3	Form of Subscription Agreement for Non-US residents (incorporated by reference from our current report on Form 8-K as filed with the Commission on November 10, 2009)
10.4	Form of Subscription Agreement for US residents (incorporated by reference from our current report on Form 8-K as filed with the Commission on November 10, 2009)
10.5

Share Purchase Agreement dated November 30, 2009 among our company, CBp Carbon Industries Inc. and Greenwood Commerce Ltd. (incorporated by reference from our current report on Form 8-K as filed with the Commission on December 2, 2009)

10.6*	Management Agreement dated July 1, 2009, between Greenwood Commerce Ltd. and Peter Jensen

Exhibit Number	Description of Exhibit
10.7*	Management Agreement dated July 1, 2009, between Greenwood Commerce Ltd. and Ken Lee
10.8*	Management Agreement dated July 1, 2009, between Greenwood Commerce Ltd. and John Novak
10.9*	Management Agreement dated July 1, 2009 between Greenwood Commerce Ltd. and AMG Group Inc.
10.10*	Form of Warrant Certificate
(14)	Code of Ethics
14.1	Code of Conduct (incorporated by reference from our annual report on Form 10-KSB as filed with the Commission on July 31, 2008)
(99)	Additional Exhibits
99.1	Form 10-K for year ended April 30, 2009, incorporated by reference from our Form 10-K for the year ended April 30, 2009 as filed with the Securities Exchange Commission on August 10, 2009

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON GREEN INC.

By:	/s/ John T. Novak
John T. Novak
President and Chief Executive Officer

Dated: January 22, 2010